Exhibit 99.1
APA ENTERPRISES, INC. REPORTS RECORD REVENUES, DECREASED LOSSES FOR 2006 FISCAL YEAR

MINNEAPOLIS, MN, June 28, 2006 -- APA Enterprises, Inc. (NASDAQ: APAT) today reported that consolidated revenues for the fiscal year ended March 31, 2006 increased 13% to $15,717,837 from $13,886,486 reported for fiscal year 2005. The change was due to higher revenues at APA’s wholly owned subsidiary, APA Cables & Network, Inc. (Cables & Networks).

APA reported a net loss of $3,348,848, or $.28 cents per share, for the year ended March 31, 2006 representing a decrease of 2% from the net loss of $3,420,038, or $.29 cents per share in fiscal year 2005. The losses in fiscal 2006 were impacted by significantly increased legal expenses and non-cash deferred tax liability related to goodwill on acquisitions. Increased expenses were offset by a gain on the sale of Metal Organic Chemical Vapor Deposition (MOCVD) operations.

For the fourth quarter of fiscal 2006, revenues were $3,756,715, an increase of $531,314 from $3,225,401 posted in the fourth quarter of fiscal year 2005. The increase is due mainly to increased sales at Cables & Networks. The net loss in the fourth quarter of fiscal 2006 decreased 87% to $118,428, or $.01 cents per share compared to a loss of $905,645, or $.08 cents per share, reported for the fourth quarter of fiscal year 2005. The net decrease in loss is principally due to the sale of the MOCVD operations during the fourth quarter.

The overall cash used during fiscal 2006 was $1,865,715, a significant reduction of 32% as compared to $2,731,418 during fiscal 2005. The decrease in cash consumption was mostly due to the sale of MOCVD operations during the fiscal year 2006.

Anil K. Jain, APA’s president and chief executive officer, commented, "We are pleased with the increased revenues and various consolidation steps taken during the fiscal year 2006 to potentially reduce losses in fiscal year 2007 and beyond. In particular, as announced previously, the discontinuation of Aberdeen operations and termination of MOCVD related activities have the potentials of reducing cash consumption during the fiscal year 2007 and beyond”, added Jain.

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APA Enterprises/page two

The Company finished the year with $8,947,777 in cash. Cash increase during the fourth quarter of fiscal 2006 by $1,019,018 as compared to a decrease of $959,357 during the comparable period of fiscal 2005.

Cable & Networks

Sales for the year ended March 31, 2006 were $15,640,943, an increase of $1,840,354, or 13% from fiscal 2005. Net loss was $588,459 for fiscal 2006 versus a net income of $36,085 for the same period in fiscal 2005. The decrease in income over the prior year is due mainly to approximately $272,000 deferred tax liability related to goodwill on acquisitions and increased marketing, sales and product development activities.

Sales for the fourth quarter of fiscal year 2006 were $3,732,400, compared to sales of $3,205,077 reported in the same quarter a year ago, an increase of 16%. The increase is primarily attributable to an increased acceptance of the Company’s products within the FTTH market resulting from increased sales and marketing activities during the fiscal year 2006. Cables & Networks reported net loss of $270,912 for the fourth quarter of the fiscal year ended March 31, 2006 as compared to a net income of $30,859 in the comparable period last year. The increased losses were mostly due to the approximately $272,000 non-cash deferred tax liability related to goodwill during the fourth quarter of fiscal year 2006.

Optronics Division

Gross sales for the year ended March 31, 2006 were $399,568, a decrease of $90,169, or 18%, compared to the $489,737 in fiscal 2005. Revenues for fiscal 2006 reflect $322,674 of sales to Cables & Networks for fiber optics products and subcontracted labor versus $403,840 in the fiscal 2005. These sales are eliminated as inter-company sales in the consolidated financial statements, and represent the primary difference from last year’s sales. The net loss for year ended March 31, 2006 was $2,760,389 versus a loss of $3,456,123 in fiscal 2005. The decrease in loss of approximately $696,000 is mainly due to an approximate $1.1 million gain realized from the sale of MOCVD operation and sale of two patents which was off-set by increased legal costs of approximately $465,000 associated with the law suit brought in by EIT, a Virginia corporation.

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APA Enterprises/page three

Gross sales for the fourth quarter of 2006 were $63,148, versus $101,018 reported in the same quarter in 2005. Revenues for the fourth quarter ended March 31, 2006 reflect $38,833 of sales to Cables & Networks for fiber optics products and subcontracted labor versus $79,945 in the year ago period. These sales are eliminated as inter-company sales in the consolidated financial statements, and represent the primary difference from last year’s sales. Net income was $152,484 for the quarter versus a net loss of $936,504 posted for the same quarter of 2005. The decrease from the prior year is due mainly to the sale of the MOCVD operations.

Forward-looking statements contained herein are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation, delays in or increased costs of production, delays in or lower than anticipated sales of the Company's new products, the Company's ability to sell such products at a profitable price, the Company's ability to fund operations, and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements. The Company undertakes no obligation to update such statements to reflect actual events.

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APA Enterprises/page four

FINANCIAL RESULTS

	Optronics	Cables & Networks	Eliminations	Consolidated

Three months ended March 31, 2006
External sales	$63	$3,732	$(38)	$3,757
Gross profit (loss)	(143)	1,007	-	864
Operating loss	(27)	(10)	-	(37)
Depreciation and amortization	186	69	-	255
Capital expenditures, net	99	22	-	121
Total assets	19,333	7,879	(7,618)	19,594

Three months ended March 31, 2005
External sales	$101	$3,205	$(81)	$3,225
Gross profit (loss)	(222)	926	-	704
Operating income (loss)	(1,071)	112	-	(959)
Depreciation and amortization	211	58	-	269
Capital expenditures, net	155	21	-	176
Total assets	22,253	7,188	(7,367)	22,074

Twelve months ended March 31, 2006
External sales	$400	$15,641	$(323)	$15,718
Gross profit (loss)	(674)	4,195	(4)	3,517
Operating loss	(3,407)	(49)	-	(3,456)
Depreciation and amortization	798	263	-	1,061
Capital expenditures, net	289	138	-	427
Total assets	19,333	7,879	(7,618)	19,594

Twelve months ended March 31, 2005
External sales	$489	$13,801	$(404)	$13,886
Gross profit (loss)	(1,133)	3,821	-	2,688
Operating loss	(3,920)	334	-	(3,586)
Depreciation and amortization	774	230	-	1,004
Capital expenditures, net	397	79	-	476
Total assets	22,253	7,188	(7,367)	22,074

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APA Enterprises/page five

FINANCIAL RESULTS (Continued)

	Three Months Ended		Twelve Months Ended
	March 31		March 31

	2006	2005	2006	2005

REVENUES	$3,756,715	$3,225,401	$15,717,837	$13,886,486

COST OF SALES	2,893,124	2,521,370	12,200,733	11,198,176

GROSS PROFIT (LOSS)	863,591	704,031	3,517,104	2,688,310

OPERATING EXPENSES
Research and development	428,681	378,018	1,408,778	1,103,972
Selling, general and administrative	1,577,079	1,285,410	6,763,068	5,379,483
Gain on disposal of asset (net)	(1,105,169)	(523)	(1,198,295)	(208,837)
	900,591	1,662,905	6,973,551	6,274,618

LOSS FROM OPERATIONS	(37,000)	(958,874)	(3,456,447)	(3,586,308)

OTHER INCOME (LOSS), net	191,693	53,786	383,170	170,408

EARNINGS(LOSS) BEFORE INCOME TAXES	154,693	(905,088)	(3,073,277)	(3,415,900)

INCOME TAXES	273,121	557	275,571	4,138

NET LOSS	$(118,428)	$(905,645)	$(3,348,848)	$(3,420,038)

NET LOSS PER SHARE:
Basic and diluted	$(0.01)	$(0.08)	$(0.28)	$(0.29)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic and diluted	11,872,331	11,872,331	11,872,331	11,872,331

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APA Enterprises/page six

FINANCIAL RESULTS (Continued)

	March 31, 2006	March 31, 2005

Assets:
Cash and cash equivalents	$8,947,777	$10,813,492
Other current assets	4,028,751	3,112,821
Property, plant and equipment, net	2,623,412	3,946,998
Other assets	3,993,631	4,200,703

Total assets	$19,593,571	$22,074,014

Liabilities:
Current liabilities	3,723,195	3,044,053
Long-term liabilities	290,934	107,800

Shareholders’ equity:
Common stock	118,723	118,723
Additional-paid-in-capital	51,966,213	51,960,084
Accumulated deficit	(36,505,494)	(33,156,646)
Total shareholders’ equity	15,579,442	18,922,161

Total liabilities and shareholders’ equity	$19,593,571	$22,074,014

APA Enterprises, Inc., consisting of the Optronics division and APA Cables and Networks Inc., a wholly owned subsidiary, (Cables & Networks) develops, designs, manufactures and markets a variety of fiber optics, copper and Gallium Nitride (GaN) based components and devices for industrial, commercial, consumer and scientific applications. Cables & Networks designs, manufactures and markets a variety of fiber optic and copper components to the data communication and telecommunication industries. Optronics is active in the development, design, manufacture and marketing of ultraviolet (UV) detection and measurement devices for consumers and industrial customers, and Gallium Nitride (GaN) based transistors for power amplifiers and other commercial applications. Additional information about APA Enterprises is available at http://www.apaenterprises.com.

APA Enterprises, Inc. Contact Information:

Anil Jain
Chief Executive Officer
info@apaenterprises.com
763-784-4995
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